Exhibit 99.1

OncoCyte Corporation Reports Fourth Quarter and Full Year 2016 Financial Results

Enters into New Credit Facility with Silicon Valley Bank

Conference Call Scheduled for Monday, March 6, 2017 at 4:30 PM ET

Alameda, CA – (February 27, 2017) – OncoCyte Corporation (NYSE MKT:OCX), a developer of novel, non-invasive,” liquid biopsy” tests to aid in the early detection of cancer, today reported financial results for the fourth quarter and full year ended December 31, 2016. OncoCyte also reported that it has entered into a secured loan agreement with Silicon Valley Bank providing access to $2.0 million of additional working capital.

“The extension of credit by a well-established institution such as Silicon Valley Bank is the latest example of the progress we are making at OncoCyte,” said William Annett, President and Chief Executive Officer. “We achieved several significant milestones during 2016 as we demonstrated the robustness of our product development pipeline through the presentation of positive test data for the lung, breast and bladder cancer diagnostics we are developing. The processing of blood samples from our 300-patient study for our lung cancer diagnostic has been completed, and we are waiting to receive the analysis, which we expect will occur during March.

“Should our analysis support the clinical effectiveness of our lung cancer test, we will swiftly take the next steps necessary to complete the development process and launch the test during the second half of 2017, so that we can begin to address the significant market opportunity we believe exists for a non-invasive test for the early detection of lung cancer,” Mr. Annett continued. “We know from clinician discussions and market research that there is a large U.S. opportunity for a product that can help clinicians manage suspicious lung nodules. As more high risk patients are screened for lung cancer, the number of suspicious nodules being referred to follow-up procedures is expected to grow to 1.4 million patients, which will add significantly to the healthcare burden and put more patients at risk.

Recent Accomplishments

•	Completed the sample collection and processing for the 300-patient study of the lung cancer diagnostic.

•	Completed staffing and equipping of the diagnostic CLIA lab to perform OncoCyte’s liquid biopsy tests.

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Improved the balance sheet with proceeds of $2 million from the early exercise of warrants and increased OncoCyte’s financial flexibility with a $2 million working capital loan with Silicon Valley Bank. OncoCyte ended 2016 with a cash position of $10.2 million.

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Received notification the interim data from the current lung cancer diagnostic test study was selected for presentation in a prestigious poster discussion session at the 2017 American Thoracic Society (ATS) International Conference in Washington, D.C. this May.

•	Reported in early January that the development of OncoCyte’s breast cancer diagnostic was ahead of schedule and commercial launch of this product is possible in the second half of 2018.

Near Term Milestones

•	Apply for CLIA certification of the diagnostic testing laboratory. Procedures for certification are already in progress and are nearing completion.

•	If the results of the 300-patient study of the lung cancer diagnostic are favorable, OncoCyte will:

o	Initiate a clinical validation study in two phases of approximately 500 patients in total to confirm and replicate the findings in an operational CLIA lab setting

o	Expand the commercial organization by continuing to build the marketing and sales organization needed for launch

•	Assuming successful completion of the first phase of the clinical validation studies (approximately 300 patients), commercial launch of the lung cancer test could occur during the second half of 2017.

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Continue assay development for our proprietary breast cancer diagnostic test. OncoCyte will use blood samples collected from 300 patients diagnosed with either benign or malignant breast lesions to attempt to extend the successful findings that were presented by OncoCyte at the San Antonio Breast Cancer Symposium (SABCS) in December.

Fourth Quarter & Full Year 2016 Financial Results

OncoCyte incurred a net loss of $3.1 million, or $0.11 per share, during the quarter ended December 31, 2016, compared to a net loss of $3.5 million, or $0.14 per share, during the fourth quarter of 2015. For the full year, the net loss was $11.2 million, or $0.42 per share, compared to a net loss of $8.7 million, or $0.42 per share, for 2015.

Research and development expenses of $1.4 million for the quarter were unchanged from the same period of 2015. For the year, research and development expenses increased to $5.7 million from $4.5 million the prior year. Overall the increase in research and development expenses is due to increased staffing and costs of clinical trials as part of the development of the Company’s lung cancer diagnostic test.

General and administrative expenses for the quarter ended December 31, 2016 decreased to $1.7 million from $2.1 million for the same period in 2015. For the full year, general and administrative expenses were $5.5 million as compared to $4.2 million for 2015. The quarter over quarter decrease was mainly attributable to lower stock‑based compensation expense. The year over year increase is attributable to increased staffing, including both management and consulting personnel.

At December 31, 2016, OncoCyte had $10.2 million of cash and cash equivalents in addition to available-for-sale securities valued at $2.2 million. Subsequent to the end of the year, OncoCyte received proceeds of $2.0 million for the early exercise of warrants. As a result of the warrant exercise, OncoCyte had 29,361,616 shares of common stock outstanding on February 17, 2017.

Conference Call Information

The dial-in number in the U.S./Canada is 888-427-9421, for international participants the number is 719-325-2450. For all callers, refer to Conference ID 9994065. To access the live webcast, go to the investor relations section on the company’s website, http://investors.oncocyte.com/events-and-presentations.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling 888-203-1112 toll-free (from U.S./Canada); international callers dial +1 719-457-0820. Use the Conference ID 9994065. Additionally, the archived webcast will be available http://investors.oncocyte.com/events-and-presentations.

About Lung Cancer Screening

The United States Preventative Services Taskforce (USPSTF) has recommended annual lung cancer screening for high risk lung cancer patients. High risk is defined by a long term history of heavy smoking and is defined in pack years. The USPSTF guidelines recommend low-dose CT (LDCT) screening for patients 55 to 85 with a 30-pack year history (smoking a pack of cigarettes a day for 30 years, or multiples thereof). Health economists have estimated that between 8 to 10 million Americans will qualify for annual lung cancer screening. The National Lung Screening Trial has estimated that 9% of these patients will be found to have suspicious nodules needing follow-up. In addition to higher risk patients, health economists have estimated that approximately 5 million patients a year present with nodules through incidental imaging. This includes x-rays, MRIs, CTs that are done for patients with other chest symptoms or injury diagnoses. This totals to 13 million to 15 million Americans who have or are at risk for lung nodules. Of these it is estimated that approximately 1.4 million per year may have lung nodules 5 mm or larger, the size range for intended use of OncoCyte’s lung cancer diagnostic test.

About OncoCyte Corporation

OncoCyte is focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients.

While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein biomarkers that are differentially expressed in specific types of cancer. For more information visit www.oncocyte.com.

Forward Looking Statements

This press release contains forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. These statements include those pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients ’use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in “Risk Factors” found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as may be required by law.

ONCOCYTE CORPORATION
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
OPERATING EXPENSES	2016	2015	2016	2015
Research and development	$1,431	$1,429	$5,677	$4,527
General and administrative	1,663	2,110	5,463	4,191
Total operating expenses	3,094	3,539	11,140	8,718

Loss from operations	(3,094)	(3,539)	(11,140)	(8,718)

OTHER EXPENSES, NET
Interest expense, net	(9)	(3)	(28)	(19)
Other expenses, net	-	3	-	2
Total other expenses, net	(9)	-	(28)	(17)

NET LOSS	$(3,103)	$(3,539)	$(11,168)	$(8,735)

Basic and diluted net loss per share	$(0.11)	$(0.14)	$(0.42)	$(0.42)

Weighted average shares outstanding: basic and diluted	28,712	24,586	26,529	21,009

ONCOCYTE CORPORATION
BALANCE SHEETS
(In thousands )

ASSETS	December 31, 2016	December 31, 2015
CURRENT ASSETS
Cash and cash equivalents	$10,174	$7,996
BioTime shares held as available-for-sale securities, at fair value	2,237	2,541
Prepaid expenses and other current assets	285	388
Total current assets	12,696	10,925

NONCURRENT ASSETS
Intangible assets, net	988	1,230
Equipment and furniture, net	688	576
Deposits	75	-
TOTAL ASSETS	$14,447	$12,731

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Amount due to parent, BioTime	$2,703	$807
Amount due to affiliates	151	40
Accounts payable	422	285
Accrued expenses and other current liabilities	797	1,182
Capital lease liability	202	-
Total current liabilities	4,275	2,314

LONG-TERM LIABILITIES
Capital lease liability	310	-
TOTAL LIABILITIES	4,585	2,314

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000 shares authorized; 28,737 and 25,391 shares issued and outstanding at December 31, 2016 and 2015, respectively	45,818	34,901
Accumulated other comprehensive loss on available-for-sale securities	(654)	(350)
Accumulated deficit	(35,302)	(24,134)
Total stockholders’ equity	9,862	10,417)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,447	$12,731

Investor Contact:
EVC Group, Inc.
Michael Polyviou/ Doug Sherk
646-445-4800
mpolyviou@evcgroup.com / dsherk@evcgroup.com